EXHIBIT (11)
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

                            GLEASON CORPORATION

                     COMPUTATION OF PER SHARE EARNINGS



(In thousands, except per share amounts)

                                             1995       1994       1993
Primary
   Average shares outstanding               5,171      5,163      5,156
   Net effect of dilutive stock
      options - based on the treasury
      stock method using average
      market price                            110         --         --
   Hypothetical shares for the
      deferral of directors' fees              19         --         --
   Total                                    5,300      5,163      5,156

   Net income                            $ 30,827   $  7,228  $  (2,873)

   Per share amount                      $   5.82   $   1.41  $    (.56)


Fully Diluted
   Average shares outstanding               5,171      5,163      5,156
   Net effect of dilutive stock
      options - based on the treasury
      stock method using ending
      market price                            150         --         --
   Hypothetical shares for the
      deferral of directors' fees              19         --         --
   Total                                    5,340      5,163      5,156

   Net income                            $ 30,827   $  7,228  $  (2,873)

   Per share amount                      $   5.77   $   1.41  $    (.56)

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